Exhibit 99.1

Comcast and Gemstar-TV Guide To Form Interactive Program Guide Development Group

Dedicated to Creating the Industry’s Best-in-Class Guide

Companies Also Agree to Enter Into New Licensing and Channel Distribution Arrangements

Philadelphia, PA, and New York, NY (February 10, 2004) – Comcast Corporation (Nasdaq: CMCSA, CMCSK) and Gemstar-TV Guide International (Nasdaq: GMST) today announced an agreement to form a joint interactive program guide (IPG) development group using the existing TV Guide Interactive IPG as a foundation to create an industry-leading guide for Comcast, and for the cable industry. The companies also agreed to enter into a long-term non-exclusive patent license and distribution agreement, including a one-time payment by Comcast of $250 million in cash, for Comcast to utilize Gemstar-TV Guide’s intellectual property and technology as well as the TV Guide brand and content on its interactive program guides. Additionally, the two companies agreed to enter into a new distribution arrangement providing for carriage of the TV Guide Channel, TV Guide On Demand and the TVG Network.

Together, the agreements provide Comcast with vastly increased flexibility and control, allowing the company to deploy the interactive guide developed by the companies’ joint development group or guides developed by third parties, while extending the reach of Gemstar-TV Guide’s content and brand.

“The formation of this joint development group with Gemstar-TV Guide, the premier provider of IPG services, solidifies our role as a leader in bringing new products to market by giving us greater control of the platform customers use to enjoy cutting-edge services available now, such as video on demand (VOD) and digital video recorders,” said Steve Burke, President, Comcast Cable. “It also will give us opportunities to leverage the competitive advantages inherent in our two-way network by enabling more innovations in the industry as well as a rapid deployment of interactive products being developed.”

Jeff Shell, CEO of Gemstar-TV Guide, said, “Over the past year, as we analyzed the marketplace and our portfolio of assets, it became clear that our IPG strategy should maximize the value of each element of our business, while providing the flexibility required by the industry. Our new agreements with Comcast are a natural outgrowth of that strategy. They reaffirm the value of our intellectual property and technology, allow us to transition our cable IPG development from a broad vendor perspective to a more focused development strategy set forth by the industry leader, and provide an even better product for our other cable affiliates while maintaining our existing revenue streams. Most importantly, these agreements greatly expand our close partnership with Comcast. We look forward to continuing our work with them to make watching television easier and more enjoyable amid an exploding number of choices.”

As part of the licensing agreement, Comcast will incorporate TV Guide branding into the majority of its interactive program guides. Gemstar-TV Guide will provide operational support for the jointly developed guide on Comcast’s systems, as well as continuing to supply Comcast with TV Guide listings data.

Combining Comcast’s industry leadership with Gemstar-TV Guide’s technology and expertise, the joint development group is uniquely positioned to create an open platform with published application protocol interfaces (APIs), setting standards that will enable and accelerate innovation in the cable industry. The development group will be 51 percent owned by Comcast, and 49 percent owned by Gemstar-TV Guide, with Comcast as the managing partner. Gemstar- TV Guide Interactive’s i-Guide will form the basis for the venture’s initial development. As part of the agreement, Comcast has the right to launch all joint development products across its digital subscriber base. Gemstar-TV Guide will have the exclusive rights to distribute the joint development products to other multichannel video providers. The joint development team also will provide development and support for Gemstar’s existing and future affiliate partners.

Under the concurrently announced distribution arrangements, Comcast and Gemstar-TV Guide have agreed to commitments by Comcast to distribute the TV Guide Channel, which currently is carried on the majority of Comcast Cable systems. In addition, TV Guide will provide Comcast’s VOD-enabled customers with TV Guide On Demand, an on-demand enhancement to the TV Guide Channel that provides viewers with a rich array of program information, previews, reviews and recommendations. Utilizing TV Guide’s vast library of programming, TV Guide On Demand leverages the exclusive behind-the-scenes access and distinctive point of view that have made TV Guide television’s most trusted brand for more than 50 years. Comcast and Gemstar-TV Guide also have agreed to launch TVG Network on certain Comcast systems.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc. (Gemstar), is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to Gemstar’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in Gemstar’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. Gemstar assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar, TV Guide, TVG and TVG Network are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its affiliates. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

About Comcast

Comcast Corporation (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks, and in the provision of electronic commerce and programming content. Comcast Cable is the leading cable company in the United States serving approximately 21.3  million cable subscribers. The Company’s content businesses include majority ownership of Comcast-Spectacor, Comcast SportsNet, The Golf Channel, Outdoor Life Network, G4, a controlling interest in E! Entertainment Television and Style. Comcast’s Class A and Class A Special Common Stock are traded on The Nasdaq Stock Market under the symbols CMCSA and CMCSK, respectively.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Comcast Corporation which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Comcast Corporation’s Annual Report or Form 10-K for the most recently ended fiscal year.

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